                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                               ATTORNEYS AT LAW

                  A REGISTERED LIMITED LIABILITY PARTNERSHIP

                     INCLUDING PROFESSIONAL CORPORATIONS

                             1700 PACIFIC AVENUE
                                  SUITE 4100
                           DALLAS, TEXAS 75201-4675
                                (214) 969-2800
                             FAX  (214) 969-4343
                               www.akingump.com

                WRITER'S DIRECT DIAL NUMBER  (214)  969 - 2800




                               October 26, 1998



Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, TX 75019

Ladies and Gentlemen:

    We have acted as counsel to Mannatech, Incorporated, a Texas corporation (the "Company"), in connection with the proposed public offering of a minimum of 2,500,000 shares and a maximum of 5,295,015 shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), as described in a registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission on September 10, 1998.

    We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions listed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

    Based upon such examination and representations, we advise you that, in our opinion:

    A. The shares of Common Stock which are to be sold and delivered by the Company and certain selling shareholders of the Company (the "Selling Shareholders") as set forth in the Registration Statement, have been duly and validly authorized by the Company.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Mannatech, Incorporated
October 26, 1998
Page 2


    B. The shares of Common Stock which are to be sold and delivered by the Company as set forth in the Registration Statement, when issued and delivered to the purchasers thereof, will be validly issued, fully paid and non-assessable.

    C. The shares of Common Stock which are currently held by the Selling Shareholders and which are to be sold and delivered by the Selling Shareholders as set forth in the Registration Statement have been validly issued and are fully paid and non-assessable.

    We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.

                                      Sincerely,



                                  /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                  ---------------------------------------------
                                      AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.